Exhibit 99.1

For Immediate Release

Contact:	Brendan Lahiff, Sr. Investor Relations Manager
Intersil Corporation
(408) 546-3399 investor@intersil.com

Intersil Corporation Reports Fourth Quarter and Year End 2009 Financial Results

•	Revenues increase 6% from the prior quarter

•	Achieves annual free cash flow of over $118 million

Milpitas, CA, January 27, 2010 – Intersil Corporation (NASDAQ Global Select: ISIL), a world leader in the design and manufacture of high performance analog and mixed signal semiconductors, today reported financial results for its fourth quarter and year ended January 1, 2010.

Results of Operations

Net revenues for the fourth quarter were $177.7 million, a 36% increase from $131.1 million in the fourth quarter of 2008 and a 6% increase from $168.3 million in the third quarter of 2009. Intersil’s fourth quarter revenues by end market were as follows: high-end consumer, 24.9% of revenues; computing, 31.3% of revenues; industrial, 20.7% of revenues; and communications, 23.1% of revenues.

For the year ended January 1, 2010, net revenue was $611.4 million, a 21% decline compared with $769.7 million reported for fiscal 2008.

Gross margin for the fourth quarter was 55.2%, compared with gross margin of 33.7% in the same quarter last year, and 54.5% in the third quarter of 2009.

Operating margin from continuing operations was 14% during the fourth quarter. Income from continuing operations for the fourth quarter was $22.4 million or $0.18 per diluted share, compared to a loss of $1,195.4 million, or a loss of $9.79 per diluted share in the same quarter last year, and $12.3 million, or $0.10 per diluted share, in the third quarter of 2009.

Net income was $22.4 million, or $0.18 per diluted share, compared with a net loss of $1,189.9 million, or a loss of $9.74 per diluted share in the same quarter last year, and net income of $12.3 million, or $0.10 per diluted share, in the third quarter of 2009.

For the year ended January 1, 2010, net income was $43.3 million, or $0.35 per diluted share, compared with a net loss of $1,037.6 million, or $8.39 per diluted share in fiscal 2008.

“The fourth quarter was stronger than expected due to recovery of the industrial and communications end markets, and growing traction from new product introductions,” said Dave Bell, Intersil’s President and Chief Executive Officer. “Inventories reached historically low levels and we believe we are positioned for continued growth throughout our businesses in 2010.”

“During the quarter, we announced the acquisition of Rock Semiconductor, which adds a very talented design team and expands our presence in the strategic Chinese market,” continued Bell. “This acquisition raises our global design center count to fourteen, and we anticipate that Rock’s low-power, mixed-signal strengths will expand the number of consumer product opportunities in the bourgeoning Chinese market and globally.”

At the end of the fourth quarter, Intersil’s cash and short-term investments totaled $361.2 million with no debt. Free cash flow was $44.2 million during the fourth quarter. Fiscal 2009 free cash flow totaled $118.2 million.

Intersil’s Board of Directors has authorized the payment of a quarterly dividend of $0.12 per share of common stock. The payment of this dividend will be made on February 19, 2010 to shareholders of record as of the close of business on February 9, 2010.

First Quarter 2010 Outlook

•	Revenues are expected to be in the range of $180 million to $187 million (+1% to +5% sequentially)

•	Research and development expenses are expected to increase to approximately $41 million

•	Selling, general and administrative expenses are expected to be slightly lower at approximately $31 million

•	Stock-based compensation expense is expected to be approximately $7.5 million

•	GAAP earnings per diluted share are expected to be in the range of $0.18 to $0.20

“2009 was a year of recovery for Intersil,” said Bell. “At the beginning of the year, few believed that the steep decline in revenue could be matched by the robust recovery in most of our end markets. During the last year we made great strides in transforming our business mix, invested in important new technologies and carefully controlled operating expenses. We remain committed to building long-term shareholder value through innovation, operational excellence and earnings leverage.”

“The steady improvement of business conditions in the fourth quarter gives us increasing confidence that we are at the beginning of a multi-year business growth cycle. Our book-to-bill ratio continues to be above one, and we again saw increasing backlog exiting the quarter,” said Mr. Bell. “We expect our gross margin to continue increasing as the product mix shifts toward the industrial and communications end markets in the first quarter.”

Intersil will discuss its fourth quarter financial results during its scheduled conference call following the market close on January 27th. Those wishing to participate in the conference call please dial (866) 271-6130, and international participants please dial +1 (617) 213-8894, using the password 77344707 at approximately 1:40 p.m. Pacific Time. Those wishing to listen to the call may also do so via webcast on Intersil’s Web site: http://www.intersil.com/investor.

A replay of the call will be available for two weeks following the conference call on Intersil’s Web site, or may be accessed by dialing (888) 286-8010, international dial +1 (617) 801-6888, using the password 85537507.

About Intersil

Intersil Corporation is a leader in the design and manufacture of high-performance analog and mixed signal semiconductors. Intersil’s products address some of the industry's fastest growing markets, such as flat panel displays, cell phones, other handheld systems, and notebooks. Intersil’s product families address power management functions and analog signal processing functions. Intersil products include ICs for battery management, hot-plug controllers, linear regulators, power sequencers, supervisory ICs, bridge drivers, PWM controllers, switching DC/DC regulators, Zilker Labs Digital Power ICs and power MOSFET drivers; optical storage laser diode drivers; DSL line drivers; D2Audio products; video and high-performance operational amplifiers; high-speed data converters; interface ICs; analog switches and multiplexers; crosspoint switches; voice-over-IP devices; and ICs for military, space and radiation-hardened applications. For more information about Intersil or to find out how to become a member of our winning team, visit Intersil’s Web site and career page at www.intersil.com.

FORWARD-LOOKING STATEMENTS

Intersil Corporation press releases and other related comments may contain forward-looking statements as defined in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, in connection with the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are based upon Intersil’s management's current expectations, estimates, beliefs, assumptions and projections about Intersil’s business and industry. Words such as “anticipates,” “expects,” “intends,” “plans,” “predicts,” “believes,” “seeks,” “estimates,” “may,” “will,” “should,” “would,” “potential,” “continue,” “goals,” “targets” and variations of these words (or negatives of these words) or similar expressions, are intended to identify forward-looking statements. In addition, any statements that refer to projections or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. These forward-looking statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict. Therefore, our actual results could differ materially and adversely from those expressed in any forward-looking statements as a result of various risk factors. Intersil does not adopt and is not responsible for any forward-looking statements and projections made by others in this press release. Intersil’s Annual Report on Form 10-K, subsequent Quarterly Reports on Form 10-Q, recent Current Reports on Form 8-K and other Intersil filings with the U.S. Securities and Exchange Commission (which you may obtain for free at the SEC’s web site at http://www.sec.gov) discuss some of the important risk factors that may affect our business, results of operations and financial condition. These forward-looking statements are made only as of the date of this communication and Intersil undertakes no obligation to update or revise these forward-looking statements.

— FINANCIAL TABLES TO FOLLOW —

Intersil Corporation

Consolidated Statements of Operations

Unaudited

(In US$ millions, except shares and per share amounts)

	Quarters Ended			Year Ended
	January 1, 2010	January 2, 2009	October 2, 2009	January 1, 2010	January 2, 2009
	(Q4 2009)	(Q4 2008)	(Q3 2009)	(YE 2009)	(YE 2008)

Net revenues	$177.7	$131.1	$168.3	$611.4	$769.7

Cost of revenues	79.5	86.9	76.5	276.5	370.3

Gross profit	98.1	44.2	91.8	334.9	399.4

Expenses
Research and development	36.8	34.7	38.4	145.1	143.6
Selling, general and administrative	33.5	28.7	32.5	121.6	124.3
Amortization of purchased intangibles	2.8	3.3	3.0	12.7	12.2
Restructuring and other related activities	(0.2)	3.2	0.4	2.1	8.7
Impairment of goodwill	—	1,154.7	—	—	1,154.7
In-process research and development charge (credit)	—	0.4	—	(0.2)	3.0

Operating income (loss) from continuing operations	25.2	(1,180.8)	17.5	53.6	(1,047.0)
Gain (loss) on deferred comp investments	0.2	(2.2)	1.0	2.0	(3.6)
Loss on investments, net	—	(25.4)	(14.3)	(14.3)	(31.8)
Interest income, net	1.0	2.6	1.0	4.8	14.7

Income (loss) from continuing operations before income taxes	26.4	(1,205.9)	5.2	46.2	(1,067.8)
Income tax expense (benefit) from continuing operations	4.0	(10.4)	(7.0)	2.9	(5.3)

Income (loss) from continuing operations	22.4	(1,195.4)	12.3	43.3	(1,062.5)
Discontinued operations
Income tax benefit from discontinued operations	—	(5.5)	—	—	(24.9)

Income from discontinued operations	—	5.5	—	—	24.9

Net income (loss)	$22.4	$(1,189.9)	$12.3	$43.3	$(1,037.6)

Earnings (loss) per share:
Basic:
Continuing operations	$0.18	$(9.79)	$0.10	$0.35	$(8.59)
Discontinued operations	—	0.05	—	—	0.20

Net income (loss) per share	$0.18	$(9.74)	$0.10	$0.35	$(8.39)

Diluted:
Continuing operations	$0.18	$(9.79)	$0.10	$0.35	$(8.59)
Discontinued operations	—	0.05	—	—	0.20

Net income (loss) per share	$0.18	$(9.74)	$0.10	$0.35	$(8.39)

Weighted average shares:
Basic	122.7	122.1	122.3	122.3	123.7

Diluted	122.7	122.1	122.3	122.3	123.7

	Quarters Ended			Year Ended
	January 1, 2010	January 2, 2009	October 2, 2009	January 1, 2010	January 2, 2009
Other financial metrics:
Stock-based compensation expense by classification:
Cost of revenues	$0.5	$0.6	$0.6	$2.4	$3.5
Research and development	2.3	2.9	2.9	11.6	13.2
Selling, general and administrative	3.2	3.1	3.4	12.9	14.1

Note: Totals and percentages may not add or calculate precisely due to rounding.

Intersil Corporation

Additional Information

Unaudited

(In US$ millions)

	Quarters Ended
	January 1, 2010	January 2, 2009	October 2, 2009
	(Q4 2009)	(Q4 2008)	(Q3 2009)

Cash flow information:
Cash from operations	$49.2	$50.1	$34.8
Net capital expenditures	5.0	0.4	2.2

Free cash flow	$44.2	$49.7	$32.6

EBITDA:
Operating income (loss)	$25.2	$(1,180.8)	$17.5
Depreciation	5.1	6.0	5.1
Intangible amortization	2.8	3.3	3.0
Impairment of goodwill	—	1,154.7	—
In-process R&D charge	—	0.4	—
Stock-based compensation	5.9	6.5	6.9

EBITDA	$39.1	$(9.8)	$32.5

Six-month backlog	$157.4	$89.9	$143.1

Effect of certain noncash and unusual items:
Amortization of intangibles (net of tax)	$2.2	$2.4	$2.6
Restructuring and other related activities (net of tax)	(0.1)	2.3	0.3
Impairment of goodwill	—	1,154.7	—
In-process R&D charge	—	0.4	—
Impairment of ARS (net of tax)	—	25.4	4.6
Stock-based compensation (net of tax)	4.7	4.6	5.9
Unusual tax benefit	—	(5.5)	—

Note: Totals and percentages may not add or calculate precisely due to rounding.

Intersil Corporation

Consolidated Balance Sheets

Unaudited

(In US$ millions)

	January 1, 2010	January 2, 2009
Assets
Current assets:
Cash, cash equivalents and short-term investments	$361.2	$312.6
Trade receivables, net	73.6	66.6
Inventories, net	81.2	109.6
Prepaid expenses and other current assets	9.4	12.1
Deferred income taxes	26.8	35.5

Total current assets	552.2	536.5
Other assets:
Property, plant and equipment, net	102.3	112.8
Purchased intangibles, net	26.6	29.0
Goodwill	314.7	313.7
Deferred income taxes	80.2	47.0
Long-term investments	63.9	81.3
Other	14.5	13.2

Total other assets	602.2	597.1

Total assets	$1,154.4	$1,133.6

Liabilities and shareholders’ equity
Current liabilities:
Trade accounts payable	$31.5	$22.3
Income taxes payable	16.9	4.0
Deferred net revenue	9.7	10.6
Other accrued items	62.8	71.0

Total current liabilities	120.9	108.0

Total shareholders’ equity	1,033.5	1,025.6

Total liabilities and shareholders’ equity	$1,154.4	$1,133.6

Note: Totals and percentages may not add or calculate precisely due to rounding.